UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415)-946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

IA Global, Inc. (the “Company or IAGI”) announced the signing of a Letter of Intent to acquire 100% of PowerDial Systems, Ltd, a VOIP System Company and PowerDial Services, Ltd, a VOIP Service Company (“PowerDial”), from Innovative Software Direct Plc a U.K. company listed on the U.K. PLUS Market.

PowerDial is based in Durham County, England and provides physical networks, Green IT solutions, and applications that control the performance and integrity of wireless, voice, video, and data networks. PowerDial reported revenues of $2.7 million in FY2009 and expects to grow in 2010 and later years.

Under the terms of the Letter of Intent, PowerDial will be acquired for 2,400,000 shares of IAGI common stock at $1.00 per share with an additional 500,000 shares available for meeting certain performance metrics and for acquisition of additional VOIP/IT businesses in the U.K.

The Company expects, with assistance of certain affiliates of Seller and their investor network, to issue $2 million of additional common stock after the closing of the transaction. The funds are expected to be used to acquire 100% interests in VOIP, IT, telecom and software companies in the U.K. and Europe, subject to approval by the IAGI board of directors.

The letter of intent is subject to (i) approval of the acquisition by the Board of IAGI (ii) completion of due diligence; and, (iii) agreement to customary terms and conditions, including a prohibition on issuance of new shares, options or warrants by the parties. The acquisition is expected to close by October 31, 2010.

The Letter of Intent will be included as an exhibit to Form 10-Q for the three months ended December 31, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on October 13, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: October 20, 2010

By:	/s/ Mark Scott Mark Scott Chief Financial Officer